Exhibit 5.1

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

April 1, 2016

PBF Logistics LP

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel for PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of an aggregate of 2,875,000 common units representing limited partner interests in the Partnership (the “Units”), including the offer and sale by the Partnership of 375,000 common units representing limited partner interests in the Partnership pursuant to the exercise of an over-allotment option. The Units are to be sold by the Partnership pursuant to the underwriting agreement, dated as of March 30, 2016 (the “Underwriting Agreement”), by and among the Partnership, PBF Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Underwriter named therein.

In furnishing this opinion, we have examined (i) the Partnership’s Registration Statement on Form S-3 (File No. 333-207377) (the “Registration Statement”), (ii) the prospectus dated October 20, 2015 contained within the Registration Statement, (iii) the preliminary prospectus supplement dated March 30, 2016 relating to the Units, (iv) the prospectus supplement dated March 30, 2016 relating to the Units, (v) the Certificate of Limited Partnership of the Partnership, (vi) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 15, 2014, as amended to date (the “Partnership Agreement”), (vii) copies of the formation, organizational and other governing documents of the General Partner, (viii) resolutions of the General Partner (including any committees thereof), (ix) the Underwriting Agreement and (x) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers of the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Units, when issued and delivered against payment therefor in accordance with the Underwriting Agreement and the prospectus supplement to the Registration Statement, will be duly authorized, validly issued and purchasers of the Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments for their purchase of Units or contributions to the Partnership solely by reason of their ownership of Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware, the Delaware LP Act and the Delaware Limited Liability Company Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP